Item 77C - DWS Global High Income Fund,
Inc.

Registrant incorporates by reference its Proxy
Statement dated October 2, 2006, filed on
September October 2, 2006 (Accession No.
0000950123-06-012242).

The Annual Meeting of Stockholders (the
"Meeting") of DWS Global High Income Fund,
Inc. (the "fund") was held on October 31, 2006, at the offices of Deutsche Investment
Management Americas Inc. (part of Deutsche
Asset Management), 345 Park Avenue, New
York, NY 10017. At the Meeting, the following matter was voted upon by the stockholders (the resulting votes are presented below).

1.	Election of Class I Directors to hold
office for a term of three years, or until their respective successors shall have been duly elected and qualified:



Number of Votes:
Directors
For
Withheld
Henry P. Becton, Jr.
8,656,615
152,585
Dawn-Marie Driscoll
8,660,348
148,851
Martin J. Gruber
8,660,954
148,245
Axel Schwarzer
8,685,838
123,362






G:\sec_reg\NSAR\2006\103106\Item 77C GHI.doc